Exhibit 99.1

Texas Roadhouse, Inc. Announces Second Quarter 2015 Results

LOUISVILLE, KY. (August 3, 2015) — Texas Roadhouse, Inc. (NasdaqGS: TXRH), today announced financial results for the 13 and 26 week periods ended June 30, 2015.

	Second Quarter			Year to Date
($000’s)	2015	2014	% Change	2015	2014	% Change

Total revenue	$454,698	$395,363	15	$914,928	$792,505	15
Income from operations	31,696	34,401	(8)	80,296	74,585	8
Net income	21,138	23,081	(8)	53,430	49,546	8
Diluted EPS	$0.30	$0.33	(9)	$0.76	$0.70	8

Results for the second quarter included the following highlights:

•                  Comparable restaurant sales increased 8.2% at company restaurants and 6.9% at franchise restaurants;

•                  Restaurant margin, as a percentage of restaurant sales, decreased 193 basis points to 16.2%.  Food cost inflation of approximately 9.4%, mostly driven by beef, more than offset the impact of higher average unit volume;

•                  Diluted earnings per share decreased 8.5% to $0.30 from $0.33 in the prior year;

•                  Nine company—owned restaurants were opened, including two Bubba’s 33 restaurants; and,

•                  The Company repurchased 88,089 shares of its common stock for $3.1 million.

Results for year-to-date included the following highlights:

•                  Comparable restaurant sales increased 8.5% at company restaurants and 7.5% at franchise restaurants;

•                  Restaurant margin, as a percentage of restaurant sales, decreased 106 basis points to 17.6%.  Food cost inflation of approximately 7.4%, mostly driven by beef, more than offset the impact of higher average unit volume;

•                  Diluted earnings per share increased 8.2% to $0.76 from $0.70 in the prior year;

•                  12 company—owned restaurants were opened, including three Bubba’s 33 restaurants; and,

•                  The Company repurchased 88,089 shares of its common stock for $3.1 million.

Kent Taylor, Chief Executive Officer of Texas Roadhouse, Inc., commented, “We are pleased to report strong sales momentum through the second quarter, as we generated double digit revenue gains driven by increasing guest counts and strong operating week growth.  In spite of this solid top-line performance, commodity inflation of 9.4% resulted in earnings per share that were lower than the prior year period as it more than offset modest price increases taken in late 2014.”

Taylor continued, “On the development front, our new restaurants continue to open with strong sales and we now expect to open approximately 30 company-owned restaurants in 2015.  We remain focused on providing legendary food and legendary service, as well as a great value proposition to each and every guest, and as a result, we believe we are well-positioned for growth over the long-term.”

2015 Outlook

The Company reported that comparable restaurant sales at company restaurants for the first four weeks of its third quarter of fiscal 2015 increased approximately 7.6% compared to the prior year period.

Management updated the following expectations for 2015:

•                  Mid-single digit comparable restaurant sales growth;

•                  Approximately 30 company restaurant openings, including as many as five Bubba’s 33 restaurants;

•                  Food cost inflation of 4.0% to 4.5% which implies 1.0% to 2.0% inflation for the second half of the year; and,

•                  Total capital expenditures of $145 million to $155 million.

Management reiterated the following expectation for 2015:

•                  An income tax rate of approximately 30.0% to 31.0% depending on the reinstatement of certain federal tax credits.

Conference Call

The Company is hosting a conference call today, August 3, 2015 at 5:00 p.m. Eastern Time to discuss these results.  The dial-in number is (888) 438-5449 or (719) 325-2443 for international calls.  A replay of the call will be available for one week following the conference call.  To access the replay, please dial (877) 870-5176 or (858) 384-5517 for international calls, and use 5777050 as the pass code.  There will be a simultaneous Web cast conducted at www.texasroadhouse.com.

About the Company

Texas Roadhouse is a casual dining concept that first opened in 1993 and today operates over 465 restaurants system-wide in 49 states and four foreign countries.  For more information, please visit the Company’s Web site at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance, are forward-looking statements that involve risks and uncertainties.  Such statements are based upon the current beliefs and expectations of the management of the Company.  Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurants opening; the sales at these and our other company and franchise restaurants; changes in restaurant development or operating costs, such as food and labor; our ability to acquire franchise restaurants; our ability to integrate the franchise restaurants we acquire or other concepts we develop; our ability to continue to generate the necessary cash flows to fund our new restaurant growth, continue our share repurchase program and pay a quarterly cash dividend; strength of consumer spending; pending or future legal claims; breaches of security; conditions beyond our control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting our customers or food supplies; acts of war or terrorism and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission.  Investors should take such risks into account when making investment decisions.  Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  We undertake no obligation to update any forward-looking statements.

# # #

Contacts:

Investor Relations

Tonya Robinson

(502) 515-7269

Media

Travis Doster

(502) 638-5457

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	13 Weeks Ended		26 Weeks Ended
	June 30, 2015	July 1, 2014	June 30, 2015	July 1, 2014

Revenue:
Restaurant sales	$450,692	$391,819	$906,985	$785,775
Franchise royalties and fees	4,006	3,544	7,943	6,730

Total revenue	454,698	395,363	914,928	792,505

Costs and expenses:
Restaurant operating costs (excluding depreciation and amortization shown separately below):

Cost of sales	168,077	137,082	328,057	271,894
Labor	132,084	115,182	263,488	229,854
Rent	9,138	8,128	18,117	16,170
Other operating	68,358	60,362	137,675	121,215
Pre-opening	4,909	4,455	8,727	8,732
Depreciation and amortization	16,816	14,433	33,151	28,518
Impairment and closure	—	9	—	26
General and administrative	23,620	21,311	45,417	41,511

Total costs and expenses	423,002	360,962	834,632	717,920

Income from operations	31,696	34,401	80,296	74,585

Interest expense, net	495	514	1,010	1,072
Equity income from investments in unconsolidated affiliates	467	353	839	565

Income before taxes	31,668	34,240	80,125	74,078
Provision for income taxes	9,402	10,215	24,278	22,445

Net income including noncontrolling interests	$22,266	$24,025	$55,847	$51,633
Less: Net income attributable to noncontrolling interests	1,128	944	2,417	2,087
Net income attributable to Texas Roadhouse, Inc. and subsidiaries	$21,138	$23,081	$53,430	$49,546

Net income per common share attributable to Texas Roadhouse, Inc. and subsidiaries:
Basic	$0.30	$0.33	$0.76	$0.71
Diluted	$0.30	$0.33	$0.76	$0.70

Weighted average shares outstanding:
Basic	70,026	69,705	69,933	69,918
Diluted	70,648	70,577	70,588	70,822

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2015	December 30, 2014

Cash and cash equivalents	$70,965	$86,122
Other current assets	57,953	61,604
Property and equipment, net	689,204	649,637
Goodwill	116,571	116,571
Intangible assets, net	5,515	6,203
Other assets	25,416	23,005

Total assets	$965,624	$943,142

Current maturities of long-term debt	136	129
Other current liabilities	201,598	215,842
Long-term debt, excluding current maturities	50,623	50,693
Other liabilities	61,437	61,522
Texas Roadhouse, Inc. and subsidiaries stockholders’ equity	644,644	607,892
Noncontrolling interests	7,186	7,064

Total liabilities and equity	$965,624	$943,142

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	26 Weeks Ended
	June 30, 2015	July 1, 2014

Cash flows from operating activities:
Net income including noncontrolling interests	$55,847	$51,633
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	33,151	28,518
Share-based compensation expense	10,215	7,399
Other noncash adjustments	(2,992)	(1,044)
Change in working capital	(1,398)	(4,769)
Net cash provided by operating activities	94,823	81,737

Cash flows from investing activities:
Capital expenditures - property and equipment	(70,933)	(53,971)
Proceeds from sale of property and equipment, including insurance proceeds	9	1,193
Net cash used in investing activities	(70,924)	(52,778)

Cash flows from financing activities:
Repurchase shares of common stock	(3,138)	(31,760)
Dividends paid	(34,247)	(10,473)
Other financing activities	(1,671)	(4,139)
Net cash used in financing activities	(39,056)	(46,372)

Net decrease in cash and cash equivalents	(15,157)	(17,413)
Cash and cash equivalents - beginning of period	86,122	94,874
Cash and cash equivalents - end of period	$70,965	$77,461

Texas Roadhouse, Inc. and Subsidiaries

Supplemental Financial and Operating Information

($ amounts in thousands, except weekly sales by group)

(unaudited)

	Second Quarter		Change		Year to Date		Change
	2015	2014	vs LY		2015	2014	vs LY

Restaurant openings
Company - Texas Roadhouse	6	6	0		8	12	(4)
Company - Bubba’s 33	2	0	2		3	0	3
Company - Other	1	0	1		1	0	1
Franchise - Texas Roadhouse	1	0	1		1	1	0
Total	10	6	4		13	13	0

Restaurants open at the end of the quarter
Company - Texas Roadhouse	376	357	19
Company - Bubba’s 33	6	1	5
Company - Other	2	0	2
Franchise - Texas Roadhouse	80	75	5
Total	464	433	31

Company-owned restaurants
Restaurant sales	$450,692	$391,819	15.0%		$906,985	$785,775	15.4%
Store weeks	4,934	4,593	7.4%		9,790	9,117	7.4%
Comparable restaurant sales growth (1)	8.2%	2.9%			8.5%	2.9%
Texas Roadhouse restaurants only:
Comparable restaurant sales growth (1)	8.2%	2.9%			8.5%	2.9%
Average unit volume (2)	$1,188	$1,098	8.2%		$2,409	$2,218	8.6%
Weekly sales by group:
Comparable restaurants (334 units)	$91,346
Average unit volume restaurants (27 units) (3)	$91,468
Restaurants less than 6 months old (15 units)	$95,979

Restaurant operating costs (as a % of restaurant sales)
Cost of sales	37.3%	35.0%	231	bps	36.2%	34.6%	157	bps
Labor	29.3%	29.4%	(9	)bps	29.1%	29.3%	(20	)bps
Rent	2.0%	2.1%	(5	)bps	2.0%	2.1%	(6	)bps
Other operating	15.2%	15.4%	(24	)bps	15.2%	15.4%	(25	)bps
Total	83.8%	81.9%	193	bps	82.4%	81.3%	106	bps

Restaurant margin (4)	16.2%	18.1%	(193	)bps	17.6%	18.7%	(106	)bps

Restaurant margin ($ in thousands)	$73,035	$71,065	2.8%		$159,648	$146,642	8.9%
Restaurant margin $/Store week	$14,804	$15,472	(4.3)%		$16,307	$16,084	1.4%

Franchise-owned restaurants
Franchise royalties and fees	$4,006	$3,544	13.0%		$7,943	$6,730	18.0%
Store weeks	1,032	975	5.8%		2,059	1,937	6.3%
Comparable restaurant sales growth (1)	6.9%	3.5%			7.5%	3.6%
Average unit volume (2)	$1,274	$1,174	8.5%		$2,580	$2,364	9.1%

Pre-opening expense	$4,909	$4,455	10.2%		$8,727	$8,732	(0.1)%

Depreciation and amortization	$16,816	$14,433	16.5%		$33,151	$28,518	16.2%
As a % of revenue	3.7%	3.7%	5	bps	3.6%	3.6%	2	bps

General and administrative expenses	$23,620	$21,311	10.8%		$45,417	$41,511	9.4%
As a % of revenue	5.2%	5.4%	(20	)bps	5.0%	5.2%	(27	)bps

(1)   Comparable restaurant sales growth reflects the change in year-over-year sales for restaurants open a full 18 months before the beginning of the period measured, excluding sales from restaurants closed during the period.

(2)   Average unit volume includes sales from Texas Roadhouse restaurants open for a full six months before the beginning of the period measured, excluding any sales at restaurants closed during the period.

(3)   Average unit volume restaurants include restaurants open a full six to 18 months before the beginning of the period measured.

(4)   Restaurant margin represents restaurant sales less cost of sales, labor, rent and other operating costs (as a percentage of restaurant sales).  Restaurant margin is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance.  Restaurant margin is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative, to income from operations or other similarly titled measures of other companies.

Amounts may not foot due to rounding.